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                                                                    Exhibit 16.0




April 17, 2001

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Re:  Change in Accountants

Dear Sirs:

I audited the financial statements of CTI Diversified Holdings Inc, (formerly Unique Bagel Co., Inc.) as of December 31, 1999 and December 31, 1998. I have reviewed the Company's comments concerning their decision to change to a different firm for preparation of the December 31, 2000 financial statements. I agree with the statements made by the Company.



/s/ Robert Bliss CPA, PC